Exhibit 3.1

Section 3.05. Action by Shareholders. Except as otherwise provided in the Business Corporation Law, the articles, these bylaws or the Stockholders’ Agreement, whenever any corporate action is to be taken by vote of the shareholders of the corporation, it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. At any time prior to the consummation of the initial public offering of the corporation’s stock, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, prior to or subsequent to the action, a consent or consents in writing to such action, setting forth the action so taken, shall be signed by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting; provided, however, that any such action shall not become effective until after at least ten days’ written notice of the action has been given to each shareholder entitled to vote thereon who has not consented thereto. Each such consent shall be filed with the Secretary of the corporation.